Exhibit 99.1

PRESS RELEASE

Financial Contact:	Media Contact:
Kellie S. Pruitt	Robert Milligan
Chief Financial Officer	Senior Vice President of Corporate Finance
Healthcare Trust of America, Inc.	Healthcare Trust of America, Inc.
480.258.6637	480.998.3478
kelliepruitt@htareit.com	robertmilligan@htareit.com

Healthcare Trust of America, Inc. Announces the Acceleration
of the Conversion of its Class B-3 Common Stock into Class A Common Stock
SCOTTSDALE, ARIZONA (November 4, 2013) – Healthcare Trust of America, Inc. (NYSE:HTA) (“HTA”) announced today that its Board of Directors has decided to accelerate the conversion of its Class B-3 shares of common stock into Class A shares of common stock from December 6, 2013, to November 7, 2013 after the market closes. After this conversion is complete, all of HTA’s outstanding shares of common stock will be shares of Class A common stock, which are eligible to trade on the New York Stock Exchange.
When HTA listed its shares of common stock on the New York Stock Exchange in June of 2012, it converted its shares of common stock into four separate classes of shares of common stock in order to manage the staged liquidity of the shares in the public markets: Class A; Class B-1; Class B-2; and Class B-3. The shares of Class B-1 common stock were converted into shares of Class A common stock on December 6, 2012, and the shares of Class B-2 common stock were converted into shares of Class A common stock on June 6, 2013.
“The Board of Directors is pleased to announce the accelerated conversion of our shares of Class B-3 common stock into shares of Class A common stock effective November 7, 2013,” stated Chairman and CEO Scott D. Peters. “Our phased-in liquidity program has accomplished its objectives and allowed HTA to accomplish a staged and disciplined liquidity plan for our shares on the public markets after our listing on the NYSE. We will continue to focus on enhancing shareholder value as a leading owner and operator of medical office buildings.”
About Healthcare Trust of America, Inc.
Healthcare Trust of America, Inc. (NYSE:HTA) is a publicly traded real estate investment trust and a leading owner of medical office buildings. HTA is a full-service real estate company focused on acquiring, owning and operating high-quality medical office buildings that are predominantly located on or aligned with campuses of nationally or regionally recognized healthcare systems in the U.S. Since its formation in 2006, HTA has built a portfolio of properties that totals approximately $2.8 billion based on purchase price and is comprised of approximately 13.6 million square feet of gross leasable area located in 27 states. It operates its properties through regional offices in Scottsdale, Charleston, Atlanta, and Indianapolis.
For more information on Healthcare Trust of America, Inc., please visit www.htareit.com.